Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Armada Hoffler Properties, Inc. to be filed pursuant to Rule 462(b) under the Securities Act of 1933, of the reference to our firm under the caption “Experts” and “Distribution Policy” and to the use of the following reports all included in the Registration Statement (Form S-11 No. 333-187513) and related Prospectus of Armada Hoffler Properties, Inc., as amended, for the registration of shares of its common stock:

i.	our report dated March 25, 2013 with respect to the audited balance sheets of Armada Hoffler Properties, Inc.; and

ii.	our report dated March 25, 2013 with respect to the audited combined financial statements and related schedule of Armada Hoffler Properties, Inc. Predecessor.

/s/ Ernst & Young LLP

Richmond, Virginia

May 8, 2013

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